                                                                    Exhibit 99.1


PRESS RELEASE                                Source: Halozyme Therapeutics, Inc.

HALOZYME THERAPEUTICS CALLS FIRST TRANCHE OF WARRANTS FROM
JANUARY 2004 FINANCING
Wednesday November 10, 8:02 am ET

SAN DIEGO, Nov. 10 /PRNewswire-FirstCall/ -- Halozyme Therapeutics, Inc. (Amex:
HTI - News), a development stage biopharmaceutical company developing and commercializing recombinant human enzymes, today announced that it has sent notices of redemption to warrant holders covering approximately 2,023,700 shares of its common stock. For 30 days following the notice, those warrant holders may exercise their warrants for $1.75 per share. If all affected warrants are exercised, the company would receive gross proceeds of approximately $3.5 million. After 30 days, Halozyme may purchase any of the affected warrants that are not exercised for $0.01 per share.

Halozyme's offer and sale of the shares issuable upon exercise of these warrants have not been registered under the Securities Act of 1933 or any state securities law. Shares issuable upon exercise of these warrants may not be sold in the United States unless they are registered or an exemption from registration is available. In that regard, the Company noted that the shares issuable upon exercise of the warrants (including the warrants called for redemption) have been registered with the Securities and Exchange Commission.

     You may obtain copies of the prospectus contained in that registration statement from:

     David A. Ramsay
     Vice President -- Chief Financial Officer
     Halozyme Therapeutics, Inc.
     11588 Sorrento Valley Road, Suite 17
     San Diego, CA 92121


This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Halozyme Therapeutics, Inc.

Halozyme Therapeutics, Inc. is a development stage biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility (CUMULASE(TM)), ophthalmology (ENHANZE SC(TM)), and oncology (CHEMOPHASE(TM)) communities. The company's portfolio of products in development is based on intellectual property covering the family of human enzymes known as hyaluronidases. The first recombinant human hyaluronidase (rHuPH20) is being developed by Halozyme as a medical device (CUMULASE(TM)), drug enhancement agent (ENHANZE SC(TM)), and therapeutic biologic (CHEMOPHASE(TM)).

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the gross proceeds the Company would receive if all the affected warrants were exercised) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company's reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.